Kewaunee Scientific Reports Results for First Quarter

STATESVILLE, N.C., Aug. 26, 2014 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its first quarter ended July 31, 2014.

Sales for the quarter were $30,534,000, as compared to sales of $32,003,000 in the first quarter last year. Net earnings for the quarter were $1,234,000, or $0.47 per diluted share, as compared to net earnings of $1,587,000, or $0.61 per diluted share, in the first quarter of the prior year. However, both sales and earnings in the first quarter last year were records for the Company.

Domestic operations sales for the quarter were $24,248,000, a decline of 10% from $27,073,000 in last year's record quarter. The domestic laboratory construction marketplace continued to be challenging during the quarter for projects requiring summer delivery, and pricing remained very competitive. Increased project bidding opportunities were experienced in certain geographic areas of the country, and the Company's number of active outstanding quotations for larger laboratory construction projects is the highest in several years. International operations sales for the quarter were $6,286,000, an increase of 28% over sales of $4,930,000 in the first quarter last year. The Company continues to see good opportunities in the international markets, particularly in the growth markets of India and the Middle East.

The order backlog was $82.7 million at July 31, 2014, as compared to $89.0 million at April 30, 2014 and $71.1 million at July 31, 2013. The Company's backlog is expected to benefit as award decisions are made for the outstanding quotations discussed above.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $4.4 million at the end of the quarter, unchanged from the end of the first quarter last year. Working capital was $27.5 million, as compared to $24.8 million at the end of the first quarter last year. Borrowings and related interest swaps under the Company's revolving credit facility were $5.2 million at the end of the quarter, as compared to $5.1 million at the end of the first quarter last year, and total bank borrowings and interest rate swaps were $9.7 million, as compared to $10.1 million at the end of the first quarter last year.

"We had a solid quarter, both domestically and internationally," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "Our Associates continue to do an excellent job controlling manufacturing and operating costs, strengthening our relationships with laboratory planners, architects, and customers, winning projects, and strengthening the Kewaunee name globally.

"I am excited about our first facility in China which opened on schedule earlier this month in Suzhou Industrial Park. For some time, we have identified China as one of our key growth markets, and this new facility, combined with an on-going expansion of our sales organization in the country, positions us to build on our business in this large and growing laboratory research market.

"Looking forward, we expect a good second quarter and fiscal year 2015 for sales and earnings. Our expectations are based on our strong order backlog, our projections that the softness in the domestic laboratory marketplace will improve, and anticipated increased opportunities in the international marketplace."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended
	July 31,
	2014	2013
Net sales	$ 30,534	$ 32,003
Cost of products sold	24,386	25,427
Gross profit	6,148	6,576
Operating expenses	4,348	4,144
Operating earnings	1,800	2,432
Other income	126	80
Interest expense	(81)	(88)
Earnings before income taxes	1,845	2,424
Income tax expense	585	807
Net earnings	1,260	1,617
Less: net earnings attributable to the noncontrolling interest	26	30
Net earnings attributable to Kewaunee Scientific Corporation	$ 1,234	$ 1,587

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.47	$0.61
Diluted	$0.47	$0.61

Weighted average number of common shares outstanding
Basic	2,620	2,596
Diluted	2,651	2,618

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	July 31,	April 30,
	2014	2014
Assets	(Unaudited)
Cash and cash equivalents	$ 4,368	$ 6,248
Restricted Cash	2,336	368
Receivables, less allowances	25,709	23,473
Inventories	12,213	11,938
Prepaid expenses and other current assets	2,077	1,326
Total Current Assets	46,703	43,353
Net property, plant and equipment	14,483	14,570
Other assets	4,960	4,794
Total Assets	$ 66,146	$ 62,717

Liabilities and Equity
Short-term borrowings and interest rate swap	$ 5,214	$ 3,150
Current portion of long-term debt	421	421
Accounts payable	9,131	8,542
Other current liabilities	4,484	4,050
Total Current Liabilities	19,250	16,163
Other non-current liabilities	11,618	12,330
Total Liabilities	30,868	28,493
Noncontrolling interest	292	265
Kewaunee Scientific Corporation equity	34,986	33,959
Total Equity	35,278	34,224
Total Liabilities and Equity	$ 66,146	$ 62,717

Contact:	D. Michael Parker
704/871-3290